Exhibit 99.3

FOR IMMEDIATE RELEASE

Contact:

Amber Wallace

Senior Vice President, Chief Retail/Marketing Officer

330-720-6441

awallace@farmersbankgroup.com

Farmers National Banc Corp. Announces Board Changes

New Director is first from Stark County

(Canfield, OH)(April 24, 2014) – Farmers National Banc Corp. (NASDAQ: FMNB) welcomes a new member to its Board of Directors. Canton-based attorney Terry A. Moore brings a wealth of personal and professional experiences to his new leadership role with the Bank. Moore also becomes the first director on the Farmers Board who lives and works in the Bank’s Stark County market.

Moore is no stranger to greater Youngstown. He attended Youngstown State University (YSU), where he was an All American athlete and co-captain on the basketball team. After YSU, Moore earned his Juris Doctorate from the University of Cincinnati and is currently the CEO and President of Krugliak, Wilkins, Griffiths & Dougherty a law firm in Canton with over 50 attorneys. Moore has served as legal counsel for several banks and has facilitated many mergers and acquisitions throughout his career.

Lance Ciroli, Farmers National Banc Corp Chairman stated, “Terry’s experience with corporate law and governance will be an asset at Farmers. Not only does Terry understand how successful businesses should operate, he also has the necessary economics background to fully grasp complicated banking financial issues. Furthermore, Terry has extensive experience in oil and gas development, which will provide the Board and the Company with an excellent understanding of this growing and dynamic industry in Eastern Ohio.”

In addition to serving on Farmers’ board, Moore is a board member for Mercy Medical Center and chairs the hospital’s Development Foundation. Moore also serves as trustee for the Hoover Foundation.

Moore replaces Ronald V. Wertz, who is stepping down from the board after 25 years of service. Among current members of the Board of Directors, Wertz is the longest serving director. As the chair of the Corporate Governance and Nominating Committee, Mr. Wertz was able to provide the foundation for a sustainable and high-functioning Board committee. Currently retired, Wertz was the President and CEO of Boyer Insurance, Inc., which was acquired by Wells Fargo Insurance Services. “Everyone at Farmers is deeply appreciative of Ron’s long and excellent service,” stated Mr. Ciroli. “He as provided our bank with steady leadership through challenging times and the entire board wishes him a happy retirement.”

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About Farmers National Banc Corp.

Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with more than $1 billion in Banking assets and $1 billion in Trust assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 19 banking locations in Mahoning, Trumbull, Columbiana, Stark and Cuyahoga Counties in Ohio, Farmers Trust Company, which operates two trust offices and offers services in the same geographic markets and National Associates, Inc. Farmers National Insurance, LLC, a wholly-owned subsidiary of The Farmers National Bank of Canfield, offers a variety of insurance products.

Founded in 1887, the bank has been community-minded and committed to the Valley for over 125 years. Throughout the recent financial crisis, Farmers has shown great strength by continuing rock-solid business and lending practices that help the individuals and businesses in our communities thrive and survive.